Exhibit 99.1

The Michaels Companies Announces First Quarter Fiscal 2016 Financial Results

•	Total net sales increased 7.5% to $1.16 billion, or 8.1% on a constant currency basis
•	Comparable store sales increased 0.9%, or 1.4% on a constant currency basis
•	Operating income increased 0.9% to $145.3 million; adjusted operating income increased 6.3% to $153.0 million
•	Diluted EPS increased 6.3% to $0.34; adjusted diluted EPS increased 12.5% to $0.36

IRVING, Texas, June 7, 2016 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the first quarter ended April 30, 2016.

“I am pleased with our overall financial performance for the first quarter,” said Chuck Rubin, Chairman and Chief Executive Officer. “From a comparable store sales standpoint, the quarter got off to a strong start. We saw a very positive customer response to our Easter and Spring assortment before trends softened in April, resulting in a comp shortfall for the quarter versus our initial expectations.  Despite this, we expanded gross margins and leveraged expenses in the core Michaels business, driving adjusted earnings per share to the upper end of our guidance range, representing a 12.5% increase over the prior year. In addition we made progress against each of our initiatives, including the integration of Lamrite West, and we continued to make strategic investments in support of our Vision 2020 strategy.”

First Quarter Highlights

•

Net sales increased 7.5%, or 8.1% on a constant currency basis, to $1.16 billion, from $1.08 billion in the first quarter of fiscal 2015.  The increase was primarily a result of the acquisition of Lamrite West in February 2016 and sales from 24 additional stores (net of closures) during the quarter.  Comparable store sales increased 0.9%, or 1.4% on a constant currency basis.

•

Gross profit increased 5.2% to $464.8 million, from $441.8 million in the first quarter of fiscal 2015.  As a percentage of net sales, gross profit decreased to 40.1% compared to 41.0% in the first quarter of fiscal 2015. The decrease, as a percentage of net sales, was due to the acquisition of Lamrite West, including: the impact of Lamrite West’s wholesale business, which has a lower gross margin rate than the Michaels business; $3.6 million of net non-recurring, inventory-related purchase accounting adjustments; and the timing of profit recognition for the product Michaels procures through Lamrite West.

•

Selling, general and administrative expense, including store pre-opening costs, (“SG&A”) increased 7.3% to $319.4 million, from $297.8 million in the first quarter of fiscal 2015. The increase in SG&A was primarily due to $19.3 million associated with the acquisition of Lamrite West, including: $4.1 million of integration expenses; expenses associated with operating 24 additional stores (net of closures); and increased advertising expense.  This increase was partially offset by lower professional fees.  As a percent of net sales, SG&A was flat compared to the first quarter of fiscal 2015.

•

Operating income increased 0.9% to $145.3 million, from $144.0 million in the first quarter of fiscal 2015.  As a percent of net sales, operating income decreased 82 basis points to 12.5% compared to 13.4% in the first quarter of fiscal 2015. The decrease was primarily due to the acquisition of Lamrite West. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted operating income increased 6.3% to $153.0 million, or 13.2% of net sales.

•

Interest expense decreased $5.6 million to $32.2 million, from $37.8 million in the first quarter of fiscal 2015 due to the early redemption of $180.9 million of the 7.50%/8.25% PIK Toggle Notes during the second quarter of fiscal 2015 and a voluntary principal payment of $150.0 million on the Restated Term Loan Credit Facility in the fourth quarter of fiscal 2015.

•

Net income increased 6.0% to $70.8 million, from $66.7 million in the first quarter of fiscal 2015. Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted net income increased 13.2% to $75.5 million.

•

Diluted earnings per share increased 6.3% to $0.34, from $0.32 in the first quarter of fiscal 2015.  Excluding net non-recurring, inventory-related purchase accounting adjustments and integration expenses associated with the acquisition of Lamrite West, adjusted diluted earnings per share increased 12.5% to $0.36.

•

During the first quarter of fiscal 2016, the Company opened 11 new Michaels stores and one new Pat Catan’s store and closed three Michaels stores and two Aaron Brothers stores, compared with ten new Michaels store openings, one Michaels store closure and two Aaron Brothers store closures in the first quarter of 2015. At the end of the first quarter, the Company operated 1,204 Michaels stores, 115 Aaron Brothers stores, and 33 Pat Catan’s stores.

•

The Company ended the first quarter of fiscal 2016 with $171.9 million in cash, $2,785.9 million in debt and $585.5 million in availability under its asset-based revolving credit facility. In May 2016, the Company entered into an amended and restated credit agreement to amend various terms of its Restated Revolving Credit Facility (“Amended Revolving Credit Facility”). The Amended Revolving Credit Facility provides for senior secured financing of up to $850.0 million maturing on May 25, 2021.

•

Inventory at the end of the first quarter increased 7.3% to $1,057.6 million, compared to $985.4 million in the first quarter of fiscal 2015.  The increase in inventory was due to $82.0 million in additional inventory from the acquisition of Lamrite West.  Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site, decreased 2.8% to $787,000, compared to $810,000 at the end of the first quarter of fiscal 2015.  This decrease in inventory per store was primarily a result of higher inventory in fiscal 2015 resulting from the early receipt of seasonal merchandise in an effort to mitigate the impact of West Coast port issues in early 2015.

•

Capital expenditures for the quarter were $14.7 million, compared to $35.0 million in the first quarter of fiscal 2015.  The decline in capital expenditures was primarily due to the timing of new and relocated stores and the timing of capital investments in existing stores as compared to the first quarter of fiscal 2015.

•

During the quarter, the Company purchased $59.3 million, or 2.3 million shares, under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $141 million.  The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Executive Management Update

The Company announced today that Charles M. Sonsteby has been named to the newly created role of Vice Chairman of The Michaels Companies, Inc.  Mr. Sonsteby currently serves as Chief Administrative Officer and Chief Financial Officer.  In this new role, Mr. Sonsteby will assume executive responsibility for the growth and continued integration of Lamrite West, in addition to his current responsibilities.  The Company has launched a search for a new Chief Financial Officer.  Mr. Sonsteby will continue to serve as Chief Financial Officer until a successor has been named.

Second Quarter and Fiscal Year 2016 Outlook:

"As we turn to the balance of the year, we’ve seen nothing that warrants a change in our annual outlook,” concluded Mr. Rubin.  “While we face some unique, but anticipated, headwinds in the second quarter, we continue to expect to see the beneficial results of our strategic investments on profitability as we move through the second half of fiscal 2016.”

For fiscal 2016, the Company continues to expect:

•	Comparable store sales to increase 2.2% to 2.7%;
•	Total net sales growth, including revenues from Lamrite West, of 8.0% to 9.0%;
•	Approximately 1.3% sales growth from 26 net new store openings, including 3 new Pat Catan’s stores;
•	Lamrite West to generate $225 million to $250 million in revenues;
•

Operating income to be in the range of $761 million to $786 million, excluding approximately $11 million to $12 million of integration costs and net non-recurring, inventory-related purchase accounting entries;

•	Annual interest expense to be approximately $129 million;
•	The effective tax rate to be approximately 37.0%;

•	Diluted earnings per common share to be between $1.89 and $1.97, based on diluted weighted average common shares of approximately 209 million; and
•	Capital expenditures of between $125 million and $135 million.

For the second quarter of fiscal 2016, the Company expects:

•	Comparable store sales growth of 0.4% to 1.4%;
•	Approximately 3 net new store openings;
•	Operating income of $87 million to $93 million;
•	Interest expense to be approximately $32 million;
•	The effective tax rate to be approximately 37.1%; and
•	Diluted earnings per common share of $0.16 to $0.18, based on diluted weighted average common shares of 208 million.

The outlook for fiscal 2016 includes approximately $0.015 of favorable earnings per share impact related to 2.3 million shares repurchased in the first quarter of fiscal 2016 and includes the impact of unfavorable Canadian exchange rates.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, June 7, 2016, at 8:00 am Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 303-9132, conference ID# 95862042, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.  A telephone replay will be available until June 14, 2016, by dialing (855) 859-2056, conference ID# 95862042.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding integration benefits and costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted operating income”), net income excluding integration benefits and costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted net income”), and earnings per share excluding integration benefits and costs and non-recurring, inventory-related purchase accounting entries related to the acquisition of Lamrite West (“Adjusted earnings per share”).  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2016 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2015 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $2.8 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, risks associated with executing or integrating an acquisition, a business combination or major business initiative, and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of April 30, 2016, the Company owned and operated 1,352 stores in 49 states and Canada under the brands Michaels, Aaron Brothers, and Pat Catan’s.  The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the gift and decor industry.  The Michaels Companies, Inc. produces a number of exclusive private brands including Recollections®, Studio Decor™, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®, Loops & Threads®, Make Market®, Foamies®, LockerLookz®, and Sticky Sticks®. Learn more about Michaels at www.michaels.com.

Investor Contact:

Kiley F. Rawlins, CFA

972.409.7404

Kiley.Rawlins@michaels.com

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Financial Media Contact:

ICR, Inc.

Michael Fox/ Jessica Liddell

203.682.8200/ 203.682.8208

Michaels@icrinc.com

The Michaels Companies, Inc.

Consolidated Statements of Comprehensive Income

 (Unaudited)

	13 Weeks Ended
	April 30,	May 2,
(in thousands, except per share data)	2016	2015
Net sales	$1,158,880	$1,077,600
Cost of sales and occupancy expense	694,129	635,803
Gross profit	464,751	441,797
Selling, general and administrative	317,800	295,571
Store pre-opening costs	1,626	2,244
Operating income	145,325	143,982
Interest expense	32,219	37,816
Other expense, net	446	195
Income before income taxes	112,660	105,971
Provision for income taxes	41,895	39,233
Net income	$70,765	$66,738

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	14,209	4,316
Comprehensive income	$84,974	$71,054

Earnings per common share:
Basic	$0.34	$0.32
Diluted	$0.34	$0.32
Weighted-average common shares outstanding:
Basic	206,994	205,632
Diluted	208,973	209,050

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended
	April 30,	May 2,
	2016	2015
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	59.9	59.0
Gross profit	40.1	41.0
Selling, general and administrative	27.4	27.4
Store pre-opening costs	0.1	0.2
Operating income	12.5	13.4
Interest expense	2.8	3.5
Other expense, net	—	—
Income before income taxes	9.7	9.8
Provision for income taxes	3.6	3.6
Net income	6.1%	6.2%

The Michaels Companies, Inc.

Consolidated Balance Sheets

 (Unaudited)

	April 30,	January 30,	May 2,
(in thousands, except per share data)	2016	2016	2015
ASSETS
Current Assets:
Cash and equivalents	$171,870	$409,391	$272,568
Merchandise inventories	1,057,642	1,002,607	985,376
Prepaid expenses and other	76,696	77,000	74,621
Accounts receivable, net	24,890	9,484	9,177
Income tax receivables	7,150	1,231	—
Total current assets	1,338,248	1,499,713	1,341,742
Property and equipment, at cost	1,712,074	1,661,234	1,607,156
Less accumulated depreciation and amortization	(1,309,312)	(1,282,727)	(1,219,266)
Property and equipment, net	402,762	378,507	387,890
Goodwill	119,074	94,290	94,290
Other intangible assets, net	24,251	471	522
Deferred income taxes	44,390	40,399	43,905
Other assets	9,958	9,897	6,630
Total assets	$1,938,683	$2,023,277	$1,874,979

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$373,492	$457,704	$367,587
Accrued liabilities and other	351,805	377,606	330,402
Current portion of long-term debt	24,900	24,900	203,303
Income taxes payable	36,402	44,640	4,758
Total current liabilities	786,599	904,850	906,050
Long-term debt	2,740,064	2,744,942	2,906,833
Other liabilities	95,378	97,580	93,410
Total liabilities	3,622,041	3,747,372	3,906,293

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 207,725 shares issued and outstanding at April 30, 2016; 208,996 shares issued and outstanding at January 30, 2016; and 207,466 shares issued and outstanding at May 2, 2015	13,898	13,979	13,914
Additional paid-in-capital	549,124	592,420	566,873
Treasury stock	(860)	—	—
Accumulated deficit	(2,237,673)	(2,308,438)	(2,604,612)
Accumulated other comprehensive loss	(7,847)	(22,056)	(7,489)
Total stockholders’ deficit	(1,683,358)	(1,724,095)	(2,031,314)
Total liabilities and stockholders’ deficit	$1,938,683	$2,023,277	$1,874,979

The Michaels Companies, Inc.

Consolidated Statements of Cash Flows

 (Unaudited)

	13 Weeks Ended
	April 30,	May 2,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$70,765	$66,738
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	29,470	27,945
Share-based compensation	3,129	2,720
Debt issuance costs amortization	1,974	2,277
Accretion of long-term debt, net	(62)	(33)
Deferred income taxes	(3,991)	5,104
Losses on disposition of property and equipment	32	—
Excess tax benefits from share-based compensation	(4,599)	(10,199)
Changes in assets and liabilities, excluding acquired net assets:
Merchandise inventories	28,982	(27,117)
Prepaid expenses and other	1,467	(2,467)
Accounts receivable	6,888	3,574
Other assets	(320)	(87)
Accounts payable	(108,337)	(70,307)
Accrued interest	6,675	10,430
Accrued liabilities and other	(43,905)	(71,989)
Income taxes	(9,558)	(8,731)
Other liabilities	(2,473)	265
Net cash used in operating activities	(23,863)	(71,877)

Cash flows from investing activities:
Additions to property and equipment	(14,664)	(34,964)
Acquisition of Lamrite West, net of cash acquired	(144,600)	—
Net cash used in investing activities	(159,264)	(34,964)

Cash flows from financing activities:
Payments on restated term loan credit facility	(6,225)	(6,225)
Payment of dividends	(317)	(317)
Change in cash overdraft	(137)	769
Proceeds from stock options exercised	8,664	16,114
Excess tax benefits from share-based compensation	4,599	10,199
Common stock repurchased	(60,978)	(19,426)
Net cash (used in) provided by financing activities	(54,394)	1,114

Net change in cash and equivalents	(237,521)	(105,727)
Cash and equivalents at beginning of period	409,391	378,295
Cash and equivalents at end of period	$171,870	$272,568

The Michaels Companies, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended
	April 30,	May 2,
	2016	2015
Michaels stores:
Open at beginning of period	1,196	1,168
New stores	11	10
Relocated stores opened	6	10
Closed stores	(3)	(1)
Relocated stores closed	(6)	(10)
Michaels stores open at end of period	1,204	1,177

Aaron Brothers stores:
Open at beginning of period	117	120
Closed stores	(2)	(2)
Aaron Brothers stores open at end of period	115	118

Pat Catan's stores:
Acquired stores	32	—
New stores	1	—
Pat Catan's stores open at end of period	33	—
Total store count at end of period	1,352	1,295

Other Operating Data:
Average inventory per Michaels store (in thousands)	$787	$810
Comparable store sales	0.9%	0.3%
Comparable store sales, at constant currency	1.4%	1.4%

The Michaels Companies, Inc.

Reconciliation of Adjusted EBITDA

 (Unaudited)

	13 Weeks Ended
	April 30,	May 2,
(in thousands)	2016	2015
Net cash used in operating activities	$(23,863)	$(71,877)
Depreciation and amortization	(29,470)	(27,945)
Share-based compensation	(3,129)	(2,720)
Debt issuance costs amortization	(1,974)	(2,277)
Accretion of long-term debt, net	62	33
Deferred income taxes	3,991	(5,104)
Losses on disposition of property and equipment	(32)	—
Excess tax benefits from share-based compensation	4,599	10,199
Changes in assets and liabilities	120,581	166,429
Net income	70,765	66,738
Interest expense	32,219	37,816
Provision for income taxes	41,895	39,233
Depreciation and amortization	29,470	27,945
Interest income	(280)	(123)
EBITDA	174,069	171,609
Adjustments:
Share-based compensation	3,129	2,720
Severance costs	746	860
Store pre-opening costs	1,629	2,263
Store remodel costs	(81)	660
Foreign currency transaction losses (gains)	936	(37)
Store closing costs	1,098	(693)
Lamrite integration costs	4,145	—
Other (a)	778	1,027
Adjusted EBITDA	$186,449	$178,409

(a)	Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign bonuses and certain legal expenses.

The Michaels Companies, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and

Adjusted earnings per share

 (Unaudited)

	13 Weeks Ended
	April 30,	May 2,
(in thousands, except per share data)	2016	2015
Operating income	$145,325	$143,982
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	3,577	—
Add: Non-recurring integration expenses (b)	4,145	—
Adjusted operating income	$153,047	$143,982

Net income	$70,765	$66,738
Add: Non-recurring, inventory-related purchase accounting adjustments (a)	3,577	—
Add: Non-recurring integration expenses (b)	4,145	—
Less tax adjustment for above add-backs (c)	(2,942)	—
Adjusted net income	$75,545	$66,738

Earnings per common share, diluted	$0.34	$0.32
Adjusted earnings per common share, diluted	$0.36	$0.32

(a)	Excludes non-recurring, inventory-related purchase accounting adjustments related to the acquisition of Lamrite West.
(b)	Excludes non-recurring integration expenses related to the acquisition of Lamrite West.
(c)	Adjusts for the tax impact of integration costs and purchase accounting adjustments related to the acquisition of Lamrite West.